Exhibit 10.4

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of January 31, 2012 and is entered into by and among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”); each of the Domestic Subsidiaries of Holdings signatory hereto (together with Holdings, the “Borrowers”); BANK OF AMERICA, N.A., as a Lender and the L/C Issuer; SILICON VALLEY BANK, as a Lender; and HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender; and acknowledged and agreed to by BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrowers, the Administrative Agent, the Lenders, and the L/C Issuer entered into that certain Amended and Restated Credit Agreement, dated as of February 1, 2010 (as such agreement has been amended, supplemented, or otherwise modified to date, the “Credit Agreement”);

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to amend certain provisions of the Credit Agreement as described herein, subject to the terms and conditions set forth herein; and

WHEREAS, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth, subject to the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound hereby and in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Credit Agreement, as amended hereby.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

2.01. New Definitions. The following definitions are hereby added to Section 1.02 of the Credit Agreement and inserted in the appropriate alphabetical order therein:

“Reorganizational Charges” means one-time charges accrued in the fiscal year ending as of July 31, 2012 and related to restructuring initiatives of the Borrowers and their Subsidiaries in such fiscal year.

“Second Amendment” means that certain Second Amendment to Amended and Restated Credit Agreement by and among the Administrative Agent, the Lenders, the L/C Issuer, and the Borrowers dated as of January __, 2012.

2.02. Amended Definitions.

(a) The phrase “the aggregate amount of all Receivables” is hereby deleted from the definition of “Eligible Receivables” appearing in Section 1.02 of the Credit Agreement and replaced by the phrase “the aggregate amount of all accounts receivable.”

(b) Section 1.02 of the Credit Agreement is hereby amended by replacing the definition of “Consolidated EBITDA” contained therein with the following definition:

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrowers and their Subsidiaries for the most recently completed Measurement Period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) all Net Non-Cash Restructuring Charges recognized by Borrowers and their Subsidiaries during such Measurement Period (to the extent calculations of the Net Non-Cash Restructuring Charges for such Measurement Period result in a positive number), (v) unrealized, non-cash foreign exchange losses, (vi) realized foreign exchange losses incurred after January 1, 2012, (vii) an amount equal to all non-cash goodwill impairment charges recognized by Borrowers and their Subsidiaries, (viii) adjustments for equity investments held by CMG@Ventures Entities or from impairment charges on Investments, (ix) non-cash stock compensation expenses, (x) non-cash intangible asset impairment charges recognized by Borrowers and their Subsidiaries, and (xi) up to $11,000,000 of Reorganizational Charges recognized by Borrowers and their Subsidiaries during the fiscal year ending on July 31, 2012; minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) unrealized, non-cash foreign exchange gains, (iii) realized foreign exchange gains accrued after January 1, 2012, and (iv) adjustments for equity investments held by CMG@Ventures Entities or from gains on Investments.

(c) Section 1.02 of the Credit Agreement is hereby amended by replacing the definition of “Loan Documents” contained therein with the following definition:

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) the Collateral Documents, (d) each Issuer Document, (e) the First Amendment, and (f) the Second Amendment, as each may be amended or otherwise modified from time to time pursuant to the terms thereof and hereof.

2.03. Dispositions. Section 7.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of Excluded Equity Interests, equipment or real property;

(d) Dispositions of property by any Borrower to another Borrower;

(e) Dispositions of CMG@Ventures Entities or their respective Investments;

(f) Dispositions permitted by Section 7.04;

(g) Dispositions of cash Investments to the extent consistent with and permitted by the Cash Investment Policy, provided that (i) at the time of any such Disposition, no Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the property Disposed of in reliance on this clause (g) is not subject to the exclusive control of the Administrative Agent or any Lender pursuant to any Collateral Document, and (iii) the purchase price for such property Disposed of shall be paid to the Borrowers or such Subsidiaries solely in cash; and

(h) Dispositions of accounts receivable that are not Eligible Receivables and with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, provided that (i) at the time of any such Disposition, no Default shall exist or would result from such Disposition, (ii) such Disposition shall be made on a basis that is non-recourse to any Loan Party, and (iii) the purchase price for such property Disposed of shall be paid to the Borrowers or such Subsidiaries solely in cash, provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(h) shall be for fair market value.”

2.04. Financial Covenants.

(a) Clauses (b) and (c) of Section 7.11 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“ (b) [RESERVED]

(c) Minimum Global Cash. Maintain a balance of cash (as determined under GAAP), cash equivalents (as determined under GAAP), and Cash Equivalents of less than $75,000,000 (on a consolidated basis).”

(b) A new clause (d) is hereby added to Section 7.11 of the Credit Agreement to read in its entirety as follows:

“ (d) Minimum Consolidated EBITDA. Maintain Consolidated EBITDA of less than the amounts indicated for each period specified below:

Period	Consolidated EBITDA
From February 1, 2011 through January 31, 2012	$9,097,000
From May 1, 2011 through April 30, 2012	$8,810,000
From August 1, 2011 through July 31, 2012	$14,182,000
From November 1, 2011 through October 31, 2012	$14,182,000

”

2.05. Cross-Default. Section 8.01(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ (e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs any default under any receivables purchase agreement concerning the purchase of the accounts receivable of any Loan Party, and such default continues for thirty (30) calendar days; or”

2.06. Compliance Certificate. Exhibit C of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit C attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as of the date hereof, as follows:

3.01. Representations and Warranties. After giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement, including without limitation those set forth in Article V thereof, and in each other Loan Document are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date. Each Borrower certifies, represents, and warrants to the Administrative Agent and the Lenders that the security interests granted to the Administrative Agent pursuant to the Collateral Documents are in full force and effect and constitute valid, perfected, first-priority security interests in the Collateral described therein.

3.02. No Defaults. After giving effect to this Amendment, each of the Borrowers is in compliance with all terms and conditions of the Credit Agreement and the other Loan Documents on its part to be observed and performed and no Default or Event of Default has occurred and is continuing.

3.03. Authority and Pending Actions. The execution, delivery, and performance by each Borrower of this Amendment has been duly authorized by each such Borrower and there is no action pending or any judgment, order, or decree in effect which is likely to restrain, prevent, or impose materially adverse conditions upon the performance by any Borrower of its obligations under the Credit Agreement or the other Loan Documents.

3.04. Enforceability. This Amendment constitutes the legal, valid, and binding obligation of each Borrower, enforceable against each such Borrower in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles.

3.05. Breach; Conflicts. The execution, delivery, and performance by each Borrower of this Amendment do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Borrower, by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture, or instrument to which such Borrower is a party or which is binding upon it; (b) any Law with respect to such Borrower; or (c) the Organization Documents of such Borrower.

ARTICLE IV

CONDITIONS PRECEDENT

4.01. Conditions Precedent. The amendments contained in Article II shall not be binding upon the Administrative Agent and the Lenders until each of the following conditions precedent have been satisfied in form and substance satisfactory to the Administrative Agent:

(a) The Administrative Agent shall have received counterparts of this Amendment executed by the Borrowers, the Administrative Agent, the Lenders, and the L/C Issuer;

(b) The Borrowers shall have paid (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an amendment fee equal to $60,000, and (ii) all costs, expenses, and other fees owed to and/or incurred by the Administrative Agent, the Lenders, and the L/C Issuer (including without limitation all reasonable fees and expenses of counsel to the Administrative Agent);

(c) The Administrative Agent shall have received certified copies of resolutions or other action, incumbency certificates, and/or other certificates of duly authorized officers of the Borrowers as the Administrative Agent may reasonably require evidencing the identity, authority, and capacity of each duly authorized officer authorized to act on behalf of the Borrowers in connection with this Amendment;

(d) The Administrative Agent shall have received such other documents, legal opinions, instruments, and certificates relating to this Amendment as it shall reasonably request and such other documents, legal opinions, instruments, and certificates that shall be satisfactory in form and substance to the Administrative Agent and the Lenders. All corporate proceedings taken or to be taken in connection with this Amendment and documents incidental thereto whether or not referred to herein shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders; and

(e) All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Administrative Agent in its sole and absolute discretion.

ARTICLE V

COSTS AND EXPENSES

Without limiting the terms and conditions of the Loan Documents, the Borrowers jointly and severally agree to pay on demand: (a) all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant to this Amendment and any and all subsequent amendments, modifications, and supplements to this Amendment, including without limitation, the reasonable costs and fees of the Administrative Agent’s legal counsel; and (b) all reasonable costs and expenses reasonably incurred by the Administrative Agent in connection with the enforcement or preservation of any rights under the Credit Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the reasonable costs and fees of the Administrative Agent’s legal counsel.

ARTICLE VI

MISCELLANEOUS

6.01. Instrument Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered, and applied in accordance with the terms and provisions of the Credit Agreement.

6.02. Acknowledgment of the Borrowers. Each Borrower hereby represents and warrants that the execution and delivery of this Amendment and compliance by such Borrower with all of the provisions of this Amendment: (a) are within the powers and purposes of such Borrower; (b) have been duly authorized or approved by the board of directors (or other appropriate governing body) of such Borrower; and (c) when executed and delivered by or on behalf of such Borrower will constitute valid and binding obligations of such Borrower, enforceable in accordance with its terms. Each Borrower reaffirms its obligation to pay all amounts due to the Administrative Agent, the Lenders, and the L/C Issuer under the Loan Documents (including, without limitation, its obligations under the Revolving Credit Notes) in accordance with the terms thereof, as amended and modified hereby.

6.03. Entire Agreement. This Amendment, together with all the other Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

6.04. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

6.05. Counterparts. This Amendment may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart executed by any party hereto. Without limiting the foregoing, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Amendment. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

6.06. Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts executed and to be performed entirely within such State, and, without limiting the generality of Section 6.01 hereof, the provisions of Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein.

6.07. Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

6.08. References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

6.09. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Lenders, the L/C Issuer, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Executive Vice President, General Counsel and Secretary

MODUSLINK CORPORATION

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Executive Vice President, General Counsel and Secretary

MODUSLINK PTS, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

SOL HOLDINGS, INC.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

MODUS MEDIA INTERNATIONAL (IRELAND) LIMITED

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

TECH FOR LESS LLC

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

[Signatures continue on next page.]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ David Bacon
Name:	David Bacon
Title:	Senior Vice President

SILICON VALLEY BANK, as a Lender

By:	/s/ Jack Gaziano
Name:	Jack Gaziano
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David A. Carroll
Name:	David A. Carroll
Title:	Vice President

ACKNOWLEDGED AND AGREED TO BY:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Bozena Janociak
Name:	Bozena Janociak
Title:	Assistant Vice President

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                              , 20

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MODUSLINK GLOBAL SOLUTIONS, INC., a Delaware corporation (“Holdings”), each of the Domestic Subsidiaries of Holdings signatory thereto (together with Holdings, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [chief executive officer / chief financial officer / treasurer / controller] of Holdings, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Holdings has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for month-end financial statements for the months of October, January, and April]

1. Holdings has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the month ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with Modified GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries. Holdings has also delivered (i) internally prepared documentation sufficient to establish that all deviations from GAAP identified on such financial statements delivered pursuant to Section 6.01(b) in accordance with Modified GAAP have been conformed and/or modified to be in accordance with GAAP as of such fiscal quarter; (ii) a consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidating statements of income or operations for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries, and (iii) a statement of all consolidated cash balances maintained by Holdings and its Subsidiaries for each country.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers and their Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Borrowers and their Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers and their Subsidiaries (as applicable) performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Borrowers and their Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrowers contained in Article V of the Agreement and all representations and warranties of any Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

[SIGNATURE PAGE FOLLOWS]

C-2

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                  , 20        .

MODUSLINK GLOBAL SOLUTIONS, INC., as the Borrower Agent

By:
Name:
Title:

For the Month/Year ended                             ,          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I. Section 7.11(a) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date		$______

B.	Consolidated EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for Measurement Period ending on above date (“Subject Period”) (including Consolidated EBITDA with respect to any newly-created or acquired Subsidiary calculated on a pro forma basis for such Measurement Period as if the acquisition had been consummated as of the first day of the Measurement Period):

	1.	Consolidated Net Income for Subject Period:	$______

	2.	Consolidated Interest Charges for Subject Period:	$______

	3.	Provision for income taxes for Subject Period:	$______

	4.	Depreciation expenses for Subject Period:	$______

	5.	Amortization expenses for Subject Period:	$______

	6.	All Net Non-Cash Restructuring Charges recognized by Borrowers and their Subsidiaries during Subject Period (to the extent calculations of the Net Non-Cash Restructuring Charges for Subject Period result in a positive number):	$______

	7.	Unrealized, non-cash foreign exchange losses for Subject Period:	$______

	8.	Realized foreign exchange losses for Subject Period incurred after January 1, 2012:	$______

	9.	An amount equal to all non-cash goodwill impairment charges recognized by Borrowers and their Subsidiaries for Subject Period:	$______

	10.	Adjustments for equity investments held by CMG@Ventures Entities or from impairment charges on Investments for Subject Period:	$______

	11.	Non-cash stock compensation expenses for Subject Period:	$______

	12.	Non-cash intangible asset impairment charges recognized by Borrowers and their Subsidiaries for Subject Period:	$______

	13.	Up to $11,000,000 of Reorganizational Charges recognized by Borrowers and their Subsidiaries during the fiscal year ending on July 31, 2012, to the extent recognized during Subject Period:	$______

SCHEDULE 1 TO EXHIBIT C - Page 1

		14.	Income tax credits for Subject Period:	$______

		15.	Unrealized, non-cash foreign exchange gains for Subject Period:	$______

		16.	Realized foreign exchange gains for Subject Period accrued after January 1, 2012:	$______

		17.	Adjustments for equity investments held by CMG@Ventures Entities or from gains on Investments for Subject Period:	$______

		18.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11 + 12 + 13 - 14 - 15 - 16 - 17):	$______

	C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B.18):		to 1.0

Maximum permitted: 2.0:1.0

II.	Section 7.11(c) – Minimum Global Cash. Balance of cash (as determined under GAAP), cash equivalents (as determined under GAAP), and Cash Equivalents as of Statement Date (on a consolidated basis):			$______

Minimum required: $75,000,000

SCHEDULE 1 TO EXHIBIT C - Page 2

For the Quarter/Year ended                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Minimum Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement and Section 7.11(d) of the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ Net Non-Cash Restructuring Charges (to the extent calculations of the Net Non-Cash Restructuring Charges for Subject Period result in a positive number)
+ unrealized, non-cash foreign exchange losses
+ realized foreign exchange losses incurred after January 1, 2012
+ non-cash goodwill impairment charges
+ adjustments for equity investments held by CMG@Ventures Entities or from impairment charges on Investments

SCHEDULE 1 TO EXHIBIT C - Page 1

+ Non-cash stock compensation expenses
+ non-cash intangible asset impairment charges
+ up to $11,000,000 of Reorganizational Charges recognized during the fiscal year ending on July 31, 2012
_ income tax credits
_ unrealized, non-cash foreign exchange gains
_ realized foreign exchange gains accrued after January 1, 2012
_ adjustments for equity investments held by CMG@Ventures Entities or from gains on Investments
= Consolidated EBITDA

Period	Minimum required Consolidated EBITDA
From February 1, 2011 through January 31, 2012	$9,097,000
From May 1, 2011 through April 30, 2012	$8,810,000
From August 1, 2011 through July 31, 2012	$14,182,000
From November 1, 2011 through October 31, 2012	$14,182,000

SCHEDULE 1 TO EXHIBIT C - Page 2